Exhibit 99.1
                      BALTIC INTERNATIONAL USA, INC.
         5151 San Felipe, Suite 1661  -  Houston, Texas  77056



NEWS RELEASE


Contacts:  Robert L. Knauss, Chief Executive Officer
           David A. Grossman, President and Chief Financial Officer
           Telephone:  (713) 961-9299
           Facsimile:  (713) 961-9298

FOR IMMEDIATE RELEASE


                    Baltic International USA, Inc. Announces
                    Purchase of Advanced Reclamation Company

HOUSTON, Texas, February 3, 2000 -- Baltic International USA, Inc. (OTC BB:
BISA) announced today the closing of the purchase of Advanced Reclamation Company, L.L.C. ("ARC") from the Nicol Family Partnership. Baltic purchased all of the units of ARC for cash of $400,000, a total of 500,000 Baltic common shares, a note payable to seller of an additional $400,000 and an earnout agreement. The note to the seller is a five-year interest only loan with principal prepayments if the annual pretax income of ARC exceeds $225,000. The earnout agreement is for three years and no payments will be made unless pretax income exceeds $225,000.

ARC was formed in 1996 as the result of new government regulations that tightened laws on the disposal and manufacturing of refrigerants. ARC is based in League City, Texas and is engaged in the recovery and reclamation of used refrigerants from its facility and at the customers' locations throughout the gulf coast areas of the United States. Many of these locations are in the petrochemical industry and commercial and residential building and demolition industries of Texas. ARC is properly certified by the U.S. Environmental Protection Agency and meets or exceeds all regulatory requirements for operations issued by the State of Texas. The unaudited results of ARC for 1999 show revenues of about $800,000 and a pretax profit before unusual items of about $100,000.

David A. Grossman, President and CFO of Baltic, stated, "The acquisition of ARC is the beginning of our change in operations and our effort to increase shareholder value. We believe that the acquisition of ARC will provide us with an operation that presents an opportunity for notable growth. Over the past few weeks, ARC has implemented a stronger marketing effort and we are already seeing positive results. We believe that we can increase the revenues of ARC without a significant increase in the costs. We will be concentrating on internal growth of ARC initially and then exploring opportunities for external growth."

Herschel Maltz, President of H.G.M. Consultants, Inc., assisted Baltic in this acquisition.


BIUSA owns Advanced Reclamation Company and American Distributing Company. The Company's homepage is currently at http://ourworld.compuserve.com/homepages/baltic_intl/.

This document may contain forward-looking information. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate.
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